Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 5, 2003, with respect to the consolidated financial statements of Texas Gas Transmission, LLC (formerly Texas Gas Transmission Corporation) for the year ended December 31, 2002, in the Registration Statement (Form S-1) and related Prospectus of Boardwalk Pipeline Partners, LP for the registration of 15,000,000 common units representing limited partnership interests.

/s/     Ernst & Young LLP

Houston, Texas

August, 15 2005